Memorandum of Intent
       Re: Proposed Class A or IRC Section 368(a)(1)(A) merger by and between
                Via Viva Corporation and WideBand Corporation

On the basis of discussions held with you and other principles of WideBand Corporation in both Blue Springs and Gallatin, Missouri, and on the basis of preliminary information provided, Vis Viva Corporation, a Nevada corporation ("Vis Viva"), hereby expresses its intent to exchange shares of its common stock for all of the issued and outstanding shares of WideBand on the basis of the following terms and conditions, and WideBand similarly expresses its intent to agree to such transaction (the "Transaction").

1. Parties to the Transaction. Vis Viva is a publicly held "development stage" Nevada corporation originally in the State of Utah in 1980. In 1981, it undertook a public offering of its securities in reliance on the intrastate exemption from registration, including Rule 147 promulgated thereunder by the Securities and Exchange Commission ("SEC"). Effective June 30, 1995, it changed its domicile to the State of Nevada and thereafter, it filed a Form 10-SB with the SEC upon which it became a "reporting company under the Securities Exchange Act of 1934 ("the '34 Act"). Vis Viva currently has 1,270,000 common shares issued and outstanding, 15 million shares authorized, with open-ended, outstanding stock options to acquire an additional 105,000 shares at a price of $0.25 per share. It has approximately 180 shareholders of record and its transfer agent is Atlas Stock Transfer located in Murray, Utah. Its audited financial statements for its 1998 fiscal year ended June 30, 1999, are anticipated to reflect in excess of $300,000 in net worth or shareholders' equity, an amount which would exclude the $26,250 which Vis Viva will receive in consideration for the exercise of the above-mentioned stock options.

WideBand Corporation ("WideBand") is a Missouri corporation engaged in the development, manufacture and marketing of high performance computer networking products. WideBand was incorporated in the State of Missouri in 1994. It currently has 76 shareholders. Of this number, 25 are foreign investors, 16 sophisticated, and 3 are officers and directors. Additionally. 31 investors obtained their shares from the original investors in private sales. As of August 6. 1999, WideBand has received $2,598,000 in paid-in capital. It has no debt As of the date of this letter, it has a total of 12,801,819 common capital shares issued and outstanding and outstanding stock options to acquire 100,000 shares at $5 per share. WideBand has an exclusive licencing agreement with Roger E. Billings dba Billings Intellectual Property relative to various patents and patent applications. The agreement also authorizes the Corporation to use the "WideBand" trademark. The agreement gives Dr. Billings a one and one-half percent (1 1/2%) royalty with respect to the licensing, marketing and sale of such products and inventions. Currently them are five
(5) U.S. patents which have issued. An additional two (2) U.S. patents are pending and expected to issue in the near future. Numerous international patents on the WideBand technology are also pending. While the balance sheet of WideBand as of 6/30/99 reflects a value of $344,140 In "patent/trademark/copyright," such value may substantially diminish in an audit and may even be reflected as a nominal amount. This is mentioned because this Transaction is not predicated on the value given for the item "patent/trademark/copyright" in any certified audit of WideBand under GAAP and/or GAAS.

2. Terms of the Transaction. For and in consideration of the exchange of all shares of WideBand for shares of Vis Viva:

      (a) Vis Viva shall issue to holders of WideBand a like amount of shares of Vis Viva Common Stock, or 12,801,819 shares so that the WideBand holders shall, after the issuance of all finder's or agent's fee shares and after Closing of the Transaction, own slightly more then 98% of the issued and outstanding shares of Vis Viva Common Stock. Such shares shall be acquired by the holders of WideBand for Investment purposes only and without a view to the further distribution thereof and each such holder shall sign an investment letter to such effect. The certificates representing such Vis Viva shares to be acquired by the holders of WideBand shall also be imprinted with a standard restrictive legend to such effect;

      (b) Vis Viva shall re-capitalize its issued and outstanding shares by a reverse split of 1 share for every seven (7) shares. All fractional shares, if any, shall be rounded up to the next highest share. Thereafter and upon the consummation of such reverse split, Vis Viva will issue a total of 12,801,819 reverse split shares to the Stockholders of WideBand. The outstanding stock options to acquire 105,000 pre-split or 15,000 post-split shares of Via Viva shall have been exercised prior to Closing. When exercised these options shall provide an additional $26,250 in capital to Vis Viva.

      (c) Upon Closing, the current officers and directors of Vis Viva shall resign and in their place and stead the individuals designated by WideBand shall assume positions as directors and thereafter, officers of Vis Viva. By operation of law, this act shall result in such persons being authorized signatories on Vis Viva's Herzog, Heine brokerage account, something which will put them or any one of them as they designate in a position to liquidate the securities located therein;

      (d) The name "Vis Viva" Corporation," shall be changed, upon Closing, to: "WideBand Corporation" and Articles of Merger shall be filed with the States of Nevada and Missouri certifying that WideBand is merged into and with Vis Viva Corporation, the Survivor, at which time WideBand Corporation, a Missouri corporation, shall cease to exist by operation of law,

      (e) Outstanding options to acquire additional WideBand or Vis Viva shares shall not survive Closing;

      (f) While Vis Viva, upon Closing, may not be able to immediately qualify for listing on the NASDAQ Small-Cap Market, Vis Viva shall, after Closing, use its best efforts to become listed on the NASDAQ Small-Cap Market as soon as possible thereafter;

      (g) It is anticipated at this juncture that Vis Viva can legally consummate the Transaction by a consent of a majority of its shareholders and thereafter providing its shareholders with a
          Section 14C Information Statement under the '34 Act and

      (h) WideBand shall be required to obtain audited financial statements for Its fiscal year ended March 31, 1999 and the stub period ended June 30, 1999. It is anticipated that an audited pro forma combined statement of both Vis Viva and WideBand as of June 30 1999 must also be filed with the SEC. Also, Vis Viva is not certain whether WideBand must obtain audited financial statements for 1 year, 2 years or 3 years but whatever is necessary in this regard shall be known by the time a Plan and Agreement between the parties is signed and adopted.

3. Brokers/Agents/Finders. In connection with the transaction and as a finder's, agent's or broker's fee, Vis Viva will, upon Closing, issue forty thousand (40,000) post reverse split shares to Coombs & Company and fifteen thousand (15,000) post reverse split shares to John Michael Coombs, or a total of fifty five thousand (55,000) post reverse split shares. Such shares shall be acquired by the Coombses for investment purposes and, like the shareholders of WideBand, they shall execute letters of investment to such effect. Moreover, the certificates they receive shall be imprinted with the same restrictive legend as the certificates issued to WideBand shareholders.

There shall be no other finders, agents or brokers fees in connection with this Transaction other than those to be paid Jack and Michael Coombs (as indicated above).

In connection with the Finder's or Agent's Fee contemplated herein, WideBand agrees that at such time as it registers any shares with the SEC, it shall "piggy-back the Coombses' finder's fee or agent's fee shares in any such registration.

4. Completion of the Agreement. The parties will enter into a definitive Plan and Agreement of Merger (the "Plan and Agreement"), a date which it is anticipated shall occur on or before August 30, 1999 (the "Execution Date"), subject to necessary extensions as per the written agreement of the parties. The Plan and Agreement shall contain customary representations and warranties relating to, among other things, the business, financial condition, certain legal matters, properties and the securities issued and to be issued by the parties, the conditions set forth in this Memorandum of Intent and such other matters as may be deemed appropriate, customary and usual in transactions of this nature.

   Upon and after Closing and assuming all options held by Vis Viva shareholders will have been exercised, there shall be 13,053,247 shares of Vis Viva then issued and outstanding (12,801,819 + 196,428 + 55,000). This figure may change nominally as a result of rounding-up fractional shares held by Vis Viva shareholders after the 1 for 7 reverse split.

5. Warranties, Representations and Conditions Precedent. The Plan and Agreement shall include, among other matters such as the Terms of the Transaction above, the following warranties, representations and conditions precedent to Closing:

   (a) WideBand shall have provided an opinion of counsel upon Closing that it has not violated any state or federal securities laws in the issuance of any of its securities,

   (b) Vis Viva shall have provided an opinion of counsel upon Closing that it has not violated any state or federal securities laws in the issuance of its securities, including the securities subject of this Transaction;

   (c) Each corporation shall have provided the other with a standard and customary attorney's opinion typical in these kinds of reorganization transactions which shall include but not be limited to the following: (1) that each corporation is in good standing with each one's respective state of incorporation; (2) that each corporation is appropriately licensed to do business in those states in which each one's respective business requires it to be so licensed or otherwise registered as a foreign corporation, etc.;
          (3) that to counsel's best knowledge and belief, there are no outstanding state or federal tax liabilities of any kind or nature for the period ended June 30, 1999; (4) that each party owns the properties and other assets it purports to own; and (5) to counsel's best knowledge and belief, each party is in compliance in all material respects with all applicable laws, orders, rules and regulations of federal, state, municipal and/or other governments and/or any instrumentalities thereof applicable to their assets, to the business conducted by them and to the Transaction;

   (d) Vis Viva shall prepare, among other things, an Information Statement under Section 14C of the '34 Act or whatever other disclosure document is necessary or otherwise advisable so that in making its exchange offer to WideBand, it complies with all of its obligations under the '33 and '34 Acts. Vis Viva's shareholders will be called to ratify the merger agreement by consent and a Shareholder's Meeting shall also be hold in Soft Lake City. Proxy materials shall set forth the following proposals: (i) approval of the Transaction as described in the Plan and Agreement (ii) approval of any recapitalization required to effectuate the Transaction; and, (iii) approval of a name change for Vis Viva to WideBand Corporation. WideBand shall cooperate with Vis Viva in the preparation of the disclosure materials with regard to information relating to WideBand. WideBand's Shareholders shall also cooperate in signing whatever investor suitability questionnaires or other documents are necessary to ensure that Vis Viva's offer to exchange its shares for the shares of WideBand is exempt from state and federal registration;

   (e) WideBand Corporation shall call a Special Meeting of Shareholders to vote on and approve the merger proposal. Appropriate proxy material disclosing the proposed transaction will be provided to its Shareholders;

   (f) WideBand shall be on track in completing the necessary audited financial statements required of it financial statements which it will be ready and able to file within 60 days of the date that a Form 8-K (material change form) is filed with the SEC, a form which Vis Viva is informed must be filed within 15 days of Closing. WideBand shall provide a statement on WideBand's accounting firms letterhead for the year ending March 31, and through June 30, 1999, for inclusion in Via Viva information statement;

   (g) Via Viva shall have supplied to WideBand audited financial statements for its 1998 fiscal year ended June 30, 1999, statements which reflect in excess $300,000 in net worth/stockholders' equity for such period;

   (h) While it cannot predict the market fluctuations of its existing securities, it is anticipated that Vis Viva will have as much as $350,000 in cash, liquid assets upon Closing, the large majority of which is in the nature of marketable securities, and no unpaid liabilities other than the legal, accounting and travel coats and expenses incident to Closing the Transaction, an amount which is not expected to exceed $15,000. In the event that it becomes necessary or advisable to sell any security in Vis Viva's Herzog, Heine brokerage account. Vis Viva agrees to consult with WideBand and/or Mr. Don Fenn prior to selling or disposing of the same;

   (i) All material agreements of each party shall be reasonably satisfactory in form and substance to the other, and

   (j) Prior to Closing, each party shall have completed a due diligence review of all books, records, contracts, all shareholder and investment records, including investment suitability questionnaires and subscription agreements and business and financial affairs of the other reasonably satisfactory to it. In this regard, it is noteworthy that all material corporate documents of Vis Viva which would be material to WideBand and this Transaction are currently available on the SEC's EDGAR Data Base and Archives available and accessible via the Internet. However, Vis Viva shall nonetheless be providing hard copies of these and other documents to WdeBand prior to Closing.

6. Closing. Depending upon the anticipated availability of the necessary audited financial statements on the part of WideBand, Closing of the Transaction is expected to occur on or before September 1, 1999, subject to an extension as agreed upon by the parties in writing.

7. Access to Information and Confidentiality. Each party agrees to furnish to the other any and all information concerning such party and all information required for disclosure as a result of the transaction and in any filing with the SEC required as a result of the completion of the Transaction. It is understood and agreed that such information is proprietary and confidential in nature. Each party agrees to hold such information in strict confidence and not to reveal any such information to any person who is not a party to the Transaction, or an agent thereof, and not use information for any purpose other then assisting it in due diligence inquiry prior to the closing of the transaction.

8. Prior Agreements. This Memorandum of Intent expressly supersedes all prior agreements between the parties hereto.

9. Fees and Expenses. As set forth in the Terms of Transaction section above, all legal, accounting and other fees, costs and expenses to be incurred by each party regarding the Transaction shall be paid by; the party incurring them.

10. Press Releases/Public Announcements. Pending Closing, all press eleases and other publicity generated by any party regarding the Transaction shall be promptly reviewed and approved by each party and its counsel before release to the public. Such approval shall not be unreasonably withheld.

11. Formal Agreement Required. Except for the provisions of Paragraph 10 hereof, it is understood that this letter is merely a statement of intent and while each of the parties agrees in principle to the contents hereof and each of the parties proposes to proceed promptly and in good faith to work out the definitive arrangements with to the Transaction, this is not a binding agreement and any legal obligations between the parties shall be only as set forth in a duty executed Plan and Agreement. The Plan and Agreement shall contain customary representations and warranties relating to, among other things, the business, financial condition, certain legal matters and properties of the Parties, securities issued and to be issued, the conditions set forth in this Memorandum of Intent and such other matters, as are appropriate, customary and usual in transactions of this nature.

The foregoing Memorandum of Intent is accepted as of this 9th day of August
1999.


                                          VIS VIVA CORPORATION



                                          By: /s/ Michael Coombs
                                             Michael Coombs, President



                                          WIDEBAND CORPORATION



                                          By: /s/ Dr. Roger E. Billings
                                             Dr. Roger E. Billings, President